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                               ANNUITY ENDORSEMENT
                              TAX SHELTERED ANNUITY

For purposes of qualifying this contract as a Tax Sheltered Annuity, this annuity endorsement is made part of the contract to which it is attached. It modifies certain provisions of this contract by adding the following provisions. All contract provisions apply except as described or modified in this endorsement. If there is any conflict between contract and endorsement provisions, the endorsement provisions take precedence.

The contract, as modified by this endorsement, is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder.

DEFINITIONS

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT

When used in this endorsement, contract means the annuity contract or annuity certificate.

REQUIRED BEGINNING DATE

Your Required Beginning Date is the April 1 of the calendar year following the later of the calendar in which you attain age 70 1/2 or the calendar year in which you retire from employment with the employer maintaining the plan.

If you are a 5 percent owner, the term Required Beginning Date means April 1 of the calendar year following the calendar year in which you attain age 70 1/2.

TAX SHELTERED ANNUITY (TSA)

A tax sheltered annuity as described in Section 403(b) of the Code. We reserve the right to modify this contract to the extent necessary to qualify this contract as a TSA, as described in Section 403(b) of the Code, as amended and all related sections and regulations which are in effect during the term of this contract.

GENERAL PROVISIONS

This contract is established for the exclusive benefit of you or your beneficiaries. Your interest is nonforfeitable and nontransferable.

We reserve the right to modify this contract, to the extent necessary to qualify this contract under Section 403 of the Code, as amended and all related sections and regulations which are in effect during the term of this contract.

PURCHASE PAYMENTS/CONTRIBUTIONS

Purchase payments/contributions must be made by an organization described in
Section 403(b)(1)(A), except in the case of a rollover contribution as described in applicable sections of the Code and related regulations which are in effect during the term of this contract. The total of such purchase payments/contributions shall not exceed the lesser of the maximum contribution permitted under Sections 415(c) and 402(g) (taking into account the special limits applicable under 402(g)(7)) of the Code, subject to catch-up contributions as permitted under Section 414(v) of the Code. All purchase payments must be made in cash. This contract does not require fixed purchase payments.

Contributions that are identified by you that are in excess of the applicable limits shall be returned to you in accordance with the requirements of applicable law.

274192-NY                           Page 1 of 5                            [TSA]
                                                                       [A(5/06)]


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CHANGE OF OWNERSHIP

This contract may not be sold, assigned, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under
Section 403(b) of the Code. This restriction shall not apply to a "qualified domestic relations order" as defined in Section 414(p) of the Code.

ANNUITY PROVISIONS

CHANGE OF RETIREMENT DATE

You may change the retirement date shown for this contract. The retirement date may not be earlier than 13 months from the contract date. Tell us the new date by written request. In all cases, the latest retirement date is the earlier of:

1.    The latest of:

      (a)   April 1 following the calendar year in which you attain age 70 1/2;
            or

      (b) April 1 following the calendar year in which you retire from the organization described in Section 403(b)(1)(A); or

      (c) Such other date which satisfies the minimum distribution requirements under Section 403(b)(10) of the Code;

or

2.    The latest of:

      (a)   The annuitant's 90th birthday; or

      (b)   The 10th contract anniversary; or

      (c)   Such other date as agreed upon by us.

If you select a new retirement date, it must be at least 30 days after we receive your written request at our home office.

ANNUITY PAYMENT PLANS FOR CONTRACT OWNERS

You can schedule receipt of irrevocable annuity payments according to one of the plans (A through E) described in your contract, or another plan agreed to by us, provided:

(i) the plan selected provides for payments that satisfy the required minimum distribution rules referenced below;

(ii) payments are made in periodic payments at intervals of no longer than 1 year;

(iii) the first required payment must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

For purposes of this section, required distributions are considered to commence on your Required Beginning Date, or if applicable, on the date distributions are required to begin to your surviving spouse. However, if you begin receipt of payments pursuant to an irrevocable annuity payment plan that meets the requirements of Treasury Regulation Section 1.401(a)(9)-6T, required minimum distributions are considered to commence on your annuity plan starting date.

REQUIRED MINIMUM DISTRIBUTIONS

Distributions under this contract must commence no later than April 1 following the later of the calendar year in which you attain age 70 1/2, or the calendar year in which you retire from the organization described in Section 403(b)(1)(A). Notwithstanding any provision of this TSA to the contrary, the lifetime distribution of your interest in this contract shall be made in accordance with the requirements of Section 403(b)(10) and 401(a)(9) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement of Treasury Regulation Section 1.401(a)(9)-6T, Q&A-2, the provisions of which are herein incorporated by reference.

Once payments have commenced over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted.

Distributions must be made in periodic payments at intervals of no longer than one year. In addition, distributions must either be non-increasing or may increase only as provided in Section 1.401(a)(9)-6T of the Treasury Regulation.

DISTRIBUTIONS UPON DEATH

(a) If you have commenced irrevocable annuity payments according to one of the plans (A through E) described in your contract, upon your death the remaining portion of your interest will continue to be distributed under the annuity payment plan chosen.

(b) If you have not commenced irrevocable annuity payments according to one of the plans (A through E) described in your contract, upon your death, in lieu of receiving a lump sum, your designated beneficiary may receive payments under one of the following options:

274192-NY                           Page 2 of 5                            [TSA]
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1. ANNUITY PAYMENT PLAN FOR BENEFICIARIES

Payments may be made under one of the irrevocable annuity payment plans (A through E) described in your contract, provided:

(i) Your beneficiary elects the plan within 60 days after we receive all administrative requirements, including due proof of death; and

(ii) the plan provides payments over a period which does not exceed the life or life expectancy of your beneficiary and or the plan selected provides for a period certain not extending beyond the life expectancy of your beneficiary; and

(iii) your sole designated beneficiary is your surviving spouse, and your death occurs prior to your Required Beginning Date, payments will irrevocably commence by the later of December 31 of the calendar year following the calendar year of your death or December 31 of the calendar year in which you would have attained age 70 1/2; or

(iv) your designated beneficiary is someone other than your surviving spouse, or your death occurs on or after your Required Beginning Date, payments will irrevocably commence no later than December 31 of the calendar year following the year of your death.

2. ALTERNATIVE PAYMENT PLANS

If upon your death your beneficiary does not wish to elect one of the irrevocable annuity payment plans (A through E) described in the contract, in lieu of distributing your entire interest in a lump sum, your designated beneficiary may choose to receive payments according to an alternative plan as agreed to by us provided:

(i) the beneficiary elects the plan within 60 days after we receive due proof of death;

(ii) if your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, beginning no later than the later of December 31 of the calendar year following the calendar year of your death or December 31 of the calendar year in which you would have attained age 70 1/2, over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse. If your surviving spouse dies before distributions commence, the remaining interest will be distributed, beginning no later than December 31 following the calendar year of your surviving spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse.

(iii) if your designated beneficiary is someone other than your surviving spouse, your entire interest will be distributed, beginning no later than the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your designated beneficiary, with such life expectancy determined using the age of your beneficiary as of his or her birthday in the year following the year of your death and reduced by 1 for each subsequent year;

(iv) If you die before your Required Beginning Date and there is no designated beneficiary (as defined in Section 1.401(a)(9)-1, Q&A-4), or if elected by your designated beneficiary, your entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of your death (or of your spouse's death if your designated beneficiary was your surviving spouse and the spouse dies before distributions are required to begin);

(v) if you die on or after your Required Beginning Date and there is no designated beneficiary (as defined in Section 1.401(a)(9)-1, Q&A-4), your entire interest will be distributed, beginning no later than December 31 of the calendar year following the calendar year of your death, over your remaining life expectancy determined using your age in the year of your death and reduced by 1 for each subsequent year; and

(vi) life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1.

DISTRIBUTION RESTRICTIONS

Contributions may be distributed for any reason after you reach age 59 1/2. Before you reach age 59 1/2, the assets held under the contract attributable to a salary reduction arrangement may be distributed, only when you have a severance from employment from the organization described in Section 403(b)(1)(A) of the Code; become disabled (as defined in Code section 72(m)(7)); die; or encounter financial hardship.

274192-NY                           Page 3 of 5                            [TSA]
                                                                       [A(5/06)]


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DIRECT ROLLOVERS

You (or your designated beneficiary who is your surviving spouse), subject to the terms of the contract, may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan. An eligible rollover distribution is any distribution of all or a portion of your interest in the contract, except that an eligible rollover distribution does not include the following:

(i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made over your life or life expectancy or for a specified period of ten years or more;

(ii)  any distribution required under Section 403(b)(10) of the Code; or

(iii) a hardship distribution.

An eligible retirement plan is an individual retirement annuity described in
Section 408(a) of the Code, an individual retirement annuity described in
Section 408(b) of the Code, a qualified retirement plan described in Section 401(a) of the Code, an eligible Section 457 deferred compensation plan sponsored by a state or local government employer, or another Section 403(b) tax sheltered annuity or custodial account, that accepts eligible rollover distributions.


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                                                                       [A(5/06)]



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This endorsement is effective as of the contract date of this contract unless a different date is shown here.

AMERICAN CENTURION LIFE ASSURANCE COMPANY

/s/ Thomas R. Moore

SECRETARY

274192-NY                           Page 5 of 5                            [TSA]
                                                                       [A(5/06)]